UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2014

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7605

Not Applicable

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2014, Green Tree Servicing LLC (“Green Tree”), a wholly owned indirect subsidiary of Walter Investment Management Corp., and Fannie Mae entered into an Addendum (the “EAR Addendum”) to that certain Mortgage Selling and Servicing Contract, dated March 23, 2005, made by and between Green Tree and Fannie Mae (the “MSSC”). The EAR Addendum was made effective April 1, 2014, and amends and restates that certain Addendum to Mortgage Selling and Servicing Contract (Early Advance Funding Agreement, effective July 1, 2012, as amended through the Effective Date, between Green Tree and Fannie Mae (the “2012 EAF”).

Pursuant to the EAR Addendum, the early reimbursement period during which Fannie Mae has agreed to provide to Green Tree early reimbursement of certain eligible advances required to be made by Green Tree with respect to mortgage loans and real estate owned properties serviced by Green Tree pursuant to the MSSC, the Fannie Mae Servicing Guide and certain servicing agreements covering specified portfolios, was extended through March 31, 2015. All other terms of the EAR Addendum are consistent in all material respects with the terms of the 2012 EAF. As previously disclosed, Fannie Mae has agreed to provide a maximum aggregate early reimbursement amount of $950 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: April 2, 2014	By:	/s/ Stuart Boyd
Stuart Boyd, Senior Vice President Administration, Chief Human Resources Officer and Deputy General Counsel